JOINT FILING STATEMENT

I, the undersigned, pursuant to Reg. 13d-1(k) of the Securities Exchange Act of 1934, as amended, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of HDS International Corp. is filed on behalf of each of the undersigned.

Dated:  April 4, 2012.

Tassos D. Recachinas

By:	TASSOS RECACHINAS
Tassos Recachinas, individually

Hillwinds Ocean Energy, LLC

By:	TASSOS RECACHINAS
Tassos Recachinas, President